Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of DropCar, Inc. (the Company) on Form S-3 of our report dated June 10, 2019, on our audit of the financial statements of Ayro, Inc. (formerly Austin EV, Inc.) as of December 31, 2018 and the year ended included in the Company’s Form 8-K filed February 7, 2020. We also consent to the reference to our firm under the heading "Experts" in the prospectuses, which are part of the registration statement.

/s/Plante & Moran, PLLC

Denver, Colorado
February 7, 2020